STOCK PURCHASE AGREEMENT
re
KGC Networks Pte Ltd.
dated December 21, 2005
made by and among
Natural Health Trends Corp., 2050 Diplomat Drive, Dallas Texas 75234, USA,
(“Seller”)
and
Bannks Foundation, c/o Tremaco Treuunternehmen reg, Essanestrasse 91, FL-
9492 Eschen, Principality of Liechtenstein,
(“Purchaser”)

PREAMBLE
WHEREAS, KGC Networks Pte Ltd. (hereinafter referred to as the “Company”) is a stock corporation incorporated under the laws of Singapore having its registered office at Asiaciti Management Pte Ltd., 1 Raffles Place, #21-01 OUB Center, Singapore 048616;
WHEREAS, the Seller is at the date hereof the legal and beneficial owners of 51,000 of the total of 100,000 shares of the Company issued and outstanding at such date;
WHEREAS, the Seller wishes to sell and Purchaser wishes to acquire all the 51,000 Shares presently held by Seller, so that the Purchaser ends up holding 100% of the outstanding shares of the Company.
NOW, THEREFORE the Parties agree as follows:
ARTICLE 1
Definitions
As used in this Stock Purchase Agreement, the following terms have the following meanings unless the context requires otherwise:
"Agreement” or “Stock Purchase Agreement” shall mean this stock purchase agreement.
"Closing” shall mean the consummation of the transaction described in article 2 of this Agreement in accordance with article 3 of this Agreement.
"Closing Date” shall mean the date of the Closing defined in article 3.1 of this Agreement.
"Company” shall have the meaning set forth in the recitals to this Stock Purchase Agreement.
"Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.
"Purchaser” shall have the meaning given on the first page of this Stock Purchase Agreement.

"Party” or “Parties” shall mean one or all of the Seller and Purchaser.
"Shareholders Agreement” shall mean the shareholders agreement made by and among the Seller together with Purchaser dated March 17, 2004.
"Shares” shall mean shares of the Company as outstanding at the date of this Agreement.
"Seller” shall have the meaning given on the first page of this Stock Purchase Agreement.
ARTICLE 2:
Sale and Purchase of Shares from Seller
2.1	Sale and Purchase of Shares. Upon the terms and subject to the conditions defined herein, the Seller herewith sells to Purchaser all 51,000 Shares it holds and Purchaser herewith agrees to purchase such Shares.
2.2	Purchase Price. The total purchase price for the Shares sold and transferred pursuant to article 2.1 shall be USD 350,000.
ARTICLE 3:
Closing
3.1	Closing Date and Location for Closing. The transaction described in this Agreement shall be consummated immediately after the signing of this Agreement, or on a later closing date if so agreed upon by the Parties. The date at which the transaction described in this Agreement is to be consummated shall hereinafter be referred to as the “Closing Date”. Closing shall take place in Zurich and shall be effected with the assistance of Globaco AG, Seefeldstrasse 5, 8008 Zürich.
3.2	Action at Closing.

At the Closing, the Seller shall deliver to Purchaser:
•	a written directive signed by Seller to Globaco to release to Purchaser the share certificate representing all the Shares identified in article 2.1 of this Agreement;

•	stock transfer forms duly executed by Seller transferring the Shares identified in article 2.1 of this Agreement to the Purchaser; and

•	a copy of the agreement between the Seller and the Company in the form set out as Exhibit 3.2 hereto, duly executed by the Seller
Upon the Seller’s presentation of said documents, Purchaser shall
•	give the necessary instructions for the wire transfer of an amount of USD 350,000 being the total purchase price for all the Shares sold by the Seller to such bank account(s) as will be notified by the latter to Purchaser no later than 2 working days before Closing.
Upon confirmation by the bank designated by the respective Seller that the funds have been credited to the designated accounts, the Parties shall exchange all documents listed above.

3.3	Closing Confirmation. In addition, Globaco AG shall provide a closing confirmation which shall serve as evidence of the Closing and of the transaction contemplated under this Agreement. Except as otherwise required for legal grounds, all actions taken at Closing shall be deemed to have occurred simultaneously (Zug-um-Zug).

3.4	Other action to be taken at or after Closing Date. Seller and Purchaser shall execute and deliver to the other or shall cause the Company to execute and deliver any and all documents and instruments in addition to those provided for herein that may be necessary or appropriate to effect the transaction contemplated by this Agreement at or after the Closing Date.
ARTICLE 4:
Representations and Warranties of the Seller
The Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:
4.1	Capacity of Sellers. The Sellers has full power and authority to sell, transfer and deliver to Purchaser the Shares sold pursuant to article 2.1 of this Agreement and to perform all other undertakings under this

Agreement.

4.2	Due Execution. This Agreement has been duly executed by Seller and the execution, delivery and performance of this Agreement by Seller will not violate, result in a breach, or constitute default under any agreement, instrument judgments or decree to which Seller is a party or to which Seller may presently be subject, nor will such execution or performance constitute a violation of or a conflict with any fiduciary duty to which Seller is subject.
4.3	Title to Shares. The Seller has at the date hereof good and marketable title to the Shares sold pursuant to article 2.1 of this Agreement, free and clear of any Liens.
4.4	No other Representations and Warranties. Except as specifically provided in this article 4, the Seller makes no further or other representation and warranty.
The Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
4.5	Capacity of Purchaser. The Purchaser has full power and authority to purchase and acquire from Seller the Shares sold pursuant to article 2.1 of this Agreement and to perform all other undertakings under this Agreement.
4.6	Due Execution. This Agreement has been duly executed by Purchaser and the execution, delivery and performance of this Agreement by Purchaser will not violate, result in a breach, or constitute default under any agreement, instrument, judgment or decree to which Purchaser is a party or to which Purchaser may presently be subject, nor will such execution or performance constitute a violation of or a conflict with any fiduciary duty to which Purchaser is subject.
4.7	No other Representations and Warranties. Except as specifically provided in this article 4, the Purchaser makes no further or other representation and warranty.
ARTICLE 5:
Remedies
5.1	Term of Representations and Warranties. The representations and warranties set forth in article 4 of this Agreement shall continue in effect for a period of 12 months from the Closing Date except for article 4.3 (Title to Shares) which shall continue in effect for 10 years from the Closing Date. This article 5 and the remedies provided therein shall be in lieu of and not in addition to, and shall replace all remedies available to any Party for misrepresentation or breach of warranty under any applicable law, including the Swiss Code of Obligations.
5.2	Notification of Claim and Arbitration. The Seller herewith waives the notification and examination requirements of Art. 201 of the Swiss Code of Obligations. However, a Party has to give notice to the counterparty in writing within 180 days after the Party has detected a breach of representations and warranties, describing in reasonable details such breach and any damage suffered by it as a consequence of such breach to the extent then known. If the Party has given notice to the counterparty of a breach of representations and warranties, the Party has to commence arbitration in accordance with article 9.2 of this Agreement within 180 days after such notice has been given, unless the claim raised by the Party is either settled before the expiry of such deadline or the Parties agree on an extension of such deadline. If the Party fails to meet any of the deadlines set out herein, the claim concerned shall be foregone and unenforceable.
5.3	Indemnification. In case of a breach of a representation or warranty, the breaching party shall within the limitations set forth in this Stock Purchase Agreement fully indemnify the counterparty for any damage suffered. Any other action, relief or remedy, in particular the right to rescind (Wandelung) this Agreement is hereby excluded and expressly waived.
5.4	Limitation of Liability. Any indemnity payments to the counterparty for breach of representations and warranties or covenants set forth in this Agreement shall in any event be limited to 100 % of the total purchase price paid to the Seller pursuant to article 2.2 of this Agreement.
ARTICLE 6:
Termination of Shareholders Agreement
Conditional only upon the Closing occurring, the Parties herewith terminate the Shareholders Agreement as of the Closing Date. Conditional upon the Closing actually occurring, the Parties, moreover, declare that they have no further claims whatsoever against each other under the Shareholders Agreement and that to the extent they may actually have some known or unknown claims under such Shareholders Agreement such claims are herewith expressly waived.
ARTICLE 7:
Covenants
7.1	Information and Audit Rights. For any reporting period up to and including December 31, 2005 the Purchaser shall use its best endeavors to ensure that the Company will, up to March 31, 2008 or when the Seller is required by statute, government authority or independent auditors to produce KGC-related information, cooperate fully and promptly with the Seller and provide the Seller with such financial information, copies of accounting and copies of other books and records as reasonably requested by Seller. Any costs for the provision of such information are to be borne by Seller and upon reasonable request by the Company prepaid by Seller.
7.2	Credit Card Services. Seller herewith undertakes to use its best endeavors to ensure that Paymentech Inc, the current credit card service provider of the Company will continue to provide its services to the Company on current terms until at least December 31, 2005.
7.3	Supply of Certain Products. Seller herewith undertakes to continue for at least two years after the Closing Date to provide the Company on a normal client-supplier-relationship on reasonable commercial terms with Volupta and Esensacion products.
ARTICLE 8:
Miscellaneous
8.1	Notice. Any notice, request, instruction or other document deemed by any Party to be necessary or desirable to be given to another Party shall be in writing and shall be mailed by registered mail addressed as follows:

If to the Seller:

Natural Health Trends Corp. 2050 Diplomat Drive Dallas Texas 75234 USA

If to the Purchaser:

Bannks Foundation c/o Tremaco Treuunternehmen reg Essanestrasse 91 FL-9492 Eschen Principality of Liechtenstein

Each Party may at any time change its address by giving notice to the other Party in the manner described above.

8.2	No Waiver. The failure of any Party to enforce any of the provisions of this Stock Purchase Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Stock Purchase Agreement. The waiver of any breach of this Stock Purchase Agreement by any Party hereto shall not be construed as a waiver of any other prior or subsequent breach.
8.3	Entire Agreement; Modifications. This instrument and the instruments referred to herein embodies the entire agreement between the Parties hereto with respect to the transaction contemplated herein and, except for the rights and obligations agreed in the Shareholders Agreement, there have been and are no agreements or warranties between the Parties other than those set forth or provided for herein. This Stock Purchase Agreement may be amended only in writing through a document signed by the Parties to be bound by such amendment.
8.4	Binding on Successors. All of the terms, provisions and conditions of this Stock Purchase Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and legal representatives.
8.5	No Assignment. Neither Party shall assign this Stock Purchase Agreement or any rights or obligations hereunder to any third party without the written consent of the other Parties hereto.
ARTICLE 9:
Governing Law and Arbitration
9.1	Governing Law. This Stock Purchase Agreement shall be subject to and governed by Swiss law.

9.2	Arbitration. Any dispute arising out of or in connection with this Agreement, including disputes on the conclusion, binding effect, amendment and termination of this Agreement in general and this provision in particular shall be solely and finally settled, to the exclusion of the ordinary courts, in accordance with the Swiss Rules of International Arbitration Rules of the Swiss Chambers of Commerce by an arbitral tribunal consisting of three arbitrators appointed in accordance with said Rules. The place of arbitration shall be Zurich. The arbitral tribunal shall, subject to an agreement of the parties to such arbitration proceedings to the contrary, conduct the proceedings and all awards shall be rendered in the German language, provided that documents submitted to the arbitral tribunal shall be admissible in the English language.

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date and year first above written.

/s/ Chris T. Sharng
Natural Health Trends Corp.

/s/ Authorized Signatory
Bannks Foundation

Exhibit 3.2 Agreement between Company and Seller